Exhibit 10.6

Consulting Agreement

This Consulting Agreement (“Agreement”) is entered into by and between Blue Water Restaurant Group, Inc. (“Blue Water”), a Nevada corporation, and Art Skula d/b/a/ Long Yard Restaurants (“Long Yard”), a Georgia sole proprietorship.  This Agreement is deemed effective August 1, 2012.  The Parties hereto agree as follows:

1.

Scope of Agreement.  Blue Water will develop a complete business plan for a sports theme restaurant concept for Long Yard, inclusive of financials, 5-year projections, feasibility studies, and floor and traffic planning.  In addition, Blue Water will provide other such reasonable and relevant support necessary to complete the general scope of this Agreement to Long Yard’s satisfaction.

2.

Fee. Blue Water shall be paid an aggregates sum of $50,000.  This fee shall be payable in three installments: $25,000 retainer, $15,000 interim payment, and $10,000 payment upon completion.  Blue Water shall invoice Long Yard in these amounts at the appropriate time and Long Yard shall remit payment to Blue Water within a reasonable amount of time.

3.

Term.  Blue Water estimates that this work product covered by this Agreement shall be completed in approximately 6 months from the date of this Agreement.  This Agreement may be terminated by either party at any time, for any reason.  All work performed shall be the property of Long Yard and all payments made to Blue Water shall be non-refundable.

4.

Payments.  All payments shall be made in US currency in the form of either a check or wire transfer.

Agreed and approved by the following authorized signatories:

Blue Water

Long Yard

/s/ Michael Hume

/s/ Art Skula

Michael Hume

Art Skula

President & CEO

President & CEO